SIGNIFICANT SUBSIDIARIES OF ANACOMP, INC.

                           State or Country            Percentage of Voting
Name                       of Incorporation              Securities Owned*
- - -------------------------- ------------------------- --------------------------

Anacomp, GmbH              Germany                             100%
Anacomp, Ltd.              United Kingdom                      100%
Anacomp, S.A.              France                              100%
Xidex (U.K.) Ltd.          United Kingdom                      100%

* Directly or indirectly